Exhibit 12

                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                     For the Nine Months September 30, 1997
                             (Dollars In Thousands)




EARNINGS:
  Income from Continuing Operations before
    income taxes                                                 $     52,774
     Add (Deduct):
         Minority Share of Losses                                     (27,041)
         Earnings on Equity Method                                    (57,416)
         Distributions from Minority Subsidiaries                      42,695
         Amortization of Capitalized Interest                             619
         Minority interest in majority-owned subsidiaries
           that have fixed charges                                     17,297
                                                                 ------------
                                                                       28,928

     Add fixed charges:
         Consolidated interest expense                                 60,050
         Interest Portion (1/3) of Consolidated Rent Expense            6,675
         Amortization of debt expense and discount on
           indebtedness                                                   530
                                                                 ------------
                                                                 $     96,183
                                                                 ============
  FIXED CHARGES:
  Consolidated interest expense                                  $     60,050
  Capitalized interest                                                 10,870
  Interest Portion (1/3) of Consolidated Rent Expense                   6,675
  Amortization of debt expense and discount on indebtedness               530
                                                                 ------------
                                                                 $     78,125
                                                                 ============

RATIO OF EARNINGS TO FIXED CHARGES                                       1.23
                                                                 ============

  Tax-Effected Redeemable Preferred Dividends                    $        171
     Fixed Charges                                                     78,125
                                                                 ------------
         Fixed Charges and Redeemable Preferred Dividends        $     78,296
                                                                 ============
RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                     1.23
                                                                 ============

  Tax-Effected Preferred Dividends                               $      2,777
  Fixed Charges                                                        78,125
                                                                 ------------
         Fixed Charges and Preferred Dividends                   $     80,902
                                                                 ============
RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                                1.19
                                                                 ============

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